Exhibit 99.2

News Release

For Immediate Release on 9/23/09

ATP Oil & Gas Corporation, Houston

Chairman and CEO

T. Paul Bulmahn, 713-622-3311

or

Chief Financial Officer

Albert L. Reese Jr., 713-622-3311

www.atpog.com

ATP Prices Private Offering of $125 Million 8.00% Convertible Perpetual Preferred Stock

HOUSTON – September 23, 2009 – (Business Wire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced that it has priced a private offering of 1,250,000 shares of a new series of 8.00% convertible perpetual preferred stock for net proceeds of approximately $121 million. Shares are being issued to qualified institutional buyers eligible under Rule 144A. The company has also granted a 30-day option to the initial purchasers to purchase approximately 350,000 additional shares of convertible perpetual preferred stock to cover any over-allotments.

The annual dividend on each share of convertible preferred stock is $8.00 and is payable quarterly, in arrears, on each January 1, April 1, July 1, and October 1, commencing on January 1, 2010, when, as and if declared by the company’s board of directors. No dividends will accrue or accumulate prior to September 29, 2009. The company may, at its option, pay dividends in cash, common stock or any combination thereof. The convertible perpetual preferred stock has a liquidation preference of $100 per share and is convertible, at the holder’s option, initially into 4.5045 shares of company common stock which is equal to an initial conversion price of approximately $22.20 per share. The conversion ratio will be subject to customary adjustments in certain circumstances. No payment or adjustment for accumulated dividends will be made upon conversion. At any time on or after October 1, 2014, the company may, at its option, cause all outstanding shares of the convertible preferred stock to be automatically converted if the closing price of the company’s common stock equals or exceeds certain thresholds.

Closing of the private offering is expected to occur on September 29, 2009 and will be subject to satisfaction of various customary closing conditions.

The convertible preferred stock and any shares of company common stock issuable pursuant to the terms of the convertible preferred stock have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The company plans to offer and issue the preferred stock only to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as ATP’s ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in the Company’s SEC filings.

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